EXHIBIT 99.1

WYNDHAM
INTERNATIONAL

Analyst Inquiries:	Media Inquiries:
Elizabeth Williams	Andrew Jordan
ewilliams@wyndham.com	ajordan@wyndham.com
(214) 863-1389	(214) 863-1360

WYNDHAM INTERNATIONAL ENTERS INTO AGREEMENT TO SELL
$447 MILLION IN ASSETS

Agreement Furthers Wyndham’s Strategic Plan of Becoming a Branded Hotel Operating Company

DALLAS (Sept. 24, 2002) – Furthering its strategy of becoming a proprietary-branded hotel operating company, Wyndham International, Inc. (NYSE:WYN) announced today that it has entered into a definitive agreement with Westbrook Hotel Partners IV, LLC to sell 13 hotel properties for approximately $447 million. All 13 properties will be managed or asset managed by Sunstone Hotel Investors, LLC. Sunstone currently operates 61 properties throughout the United States.

The agreement, which is expected to close within three to four months, outlines the sale of 12 non-proprietary assets and one Wyndham-branded asset, which will remain a Wyndham pursuant to a ten-year franchise agreement.

“Today’s agreement provides hard evidence of Wyndham’s ability to execute one of the key components of its strategic plan, which is to sell all non-strategic assets and use the proceeds to reduce our debt. As we accomplish this, we continue to grow the Wyndham brand through management and franchise agreements, and are pleased to add

Westbrook/Sunstone to our growing list of franchisees,” said Fred J. Kleisner, chairman and chief executive officer of Wyndham International.

Furthermore, Wyndham is continuing to discuss with Westbrook and other parties the sale of additional non-strategic assets. Upon the transaction’s closing, which is subject to customary closing conditions, all net proceeds will be used to pay down debt.

Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. are serving as financial advisors to Wyndham in connection with the transaction.

Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Based in Dallas, Wyndham owns, leases, manages and franchises hotels and resorts in the United States, Canada, Mexico, the Caribbean and Europe. For more information, visit www.wyndham.com. For reservations, call 800-WYNDHAM.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company’s annual, quarterly and current reports, and proxy statements.